Ex-99.2 a)

September 24, 1998


                              MANAGEMENT ASSERTION


                As of and for the period ended June 30, 1998, EMC Mortgage Corporation has complied in all material respects with the minimum servicing standards set forth in the Mortgage Banker's Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, EMC Mortgage Corporation had in effect a financial institution bond policy in the amount of $200,000,000 and an errors and omissions policy in the amount of $5,000,000.

                                    /s/ Ralene Ruyle
                                    --------------------------------------------
                                    Ralene Ruyle
                                    Executive Vice President